UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	September 19, 2008

SPARE BACKUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-30787	23-3030650
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

72757 Fred Waring Drive, Palm Desert, CA	92260
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	760-779-0251

not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 19, 2008 Mr. Richard Galterio, a member of the Board of Directors of Spare Backup, Inc., resigned effective immediately to focus on other business obligations. There was no disagreement between Mr. Galterio and our company which led to his resignation.

On September 19, 2008 Mr. Robert Binkele was appointed to the Board of Directors. Mr. Binkele, 45, is the CEO of The Estate Planning Team, Inc., a company he founded in 2002 which provides services to over 2,200 securities advisors, CPA’s, attorneys and other professionals nationwide with tax strategies, estate planning and pension planning. Since August 2007 Mr. Binkele has been branch manager of the Indian Wells branch of JP Turner & Company, LLC, a broker dealer and member of FINRA. From January 2003 to July 2007 he was branch manager of the Palm Desert branch of Brookstreet Securities Corporation and from February 1998 to December 2002 he was branch manager of the Palm Desert branch of Raymond James Financial Services, Inc., both broker-dealers and members of FINRA. Mr. Binkele holds Series 7, Series 63 and Series 24 licenses from FINRA and holds an insurance agent license. Mr. Binkele graduated from the University of Utah with a Bachelor of Arts - Family and Consumer Studies (FCS).

Upon joining our Board of Directors on September 22, 2008 we issued Mr. Binkele non-plan options five year to purchase 500,000 shares of our common stock with an exercise of $0.13 per share which were valued at $60,350.

Item 7.01	Regulation FD Disclosure.

On September 22, 2008 Spare Backup, Inc. issued a press release announcing Mr. Galterio’s resignation and Mr. Binkele’s appointment to the Board of Directors. A copy of the press release is filed as Exhibit 99.1 to this report.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press release dated September 22, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPARE BACKUP, INC.

Date: October 23, 2008	By:	/s/ Cery Perle
Cery Perle,
Chief Executive Officer and President